UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 28, 2007

Atlas Air Worldwide Holdings, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-25732	13-4146982
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2000 Westchester Avenue, Purchase, New York		10577
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	914-701-8000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

Atlas Air Worldwide Holdings, Inc. ("AAWW") subsidiary Polar Air Cargo Worldwide, Inc. ("PACW") has effected its previously announced strategic alliance with DHL Express, the world’s largest air express service. The arrangement was designed to produce predictable revenue streams for PACW and AAWW over a 20 year term. Successor to the air carrier operations of its own former air carrier subsidiary, Polar Air Cargo, Inc., PACW operates a global network of scheduled all-cargo services with a fleet of Boeing 747 freighter aircraft.

At closing on June 28, 2007, DHL Network Operations (USA), Inc. ("DHL"), a subsidiary of Deutsche Post AG ("DP"), acquired a 49 percent equity interest, representing a 25 percent voting interest, in PACW in exchange for $150 million in cash. One-half of the purchase price was paid at closing. The remainder is to be paid in two equal installments (plus interest) on January 15, 2008 and November 17, 2008, subject to potential acceleration. AAWW continues to own the remaining 51% of the PACW stock (75% voting). A related stockholders agreement gives DHL certain customary minority investor rights and restricts, in some circumstances, the abilities of AAWW and DHL to transfer their shares to third parties.

Under a 20 year blocked space agreement, PACW will provide air cargo capacity to DHL in PACW’s scheduled service network for DHL Express services (the "DHL Express Network"). PACW will operate six Boeing 747-400 freighter aircraft, which are being subleased from AAWW subsidiaries Atlas Air, Inc. ("Atlas") and Polar Air Cargo LLC from closing until ten years from the commencement of the DHL Express Network flying. In addition, PACW is operating a Boeing 747-200 freighter aircraft, also subleased from Atlas, and may continue to do so to support the DHL Express Network. PACW and Atlas have entered into a flight services agreement under which Atlas will provide PACW with aircraft, maintenance, and insurance for the seven freighters, with flight crewing also to be furnished once the merger of the PACW and Atlas crewforces has been completed. PACW will have access to additional capacity through wet leasing of available Atlas aircraft. Under other separate agreements, Atlas and PACW will supply administrative, sales and ground support services to one another.

The blocked space agreement establishes DHL capacity purchase commitments on PACW flights. Under the flight services agreement, Atlas is compensated by PACW on a per block hour basis, subject to a monthly minimum block hour guarantee, at a predetermined rate that escalates annually. DHL has the right to terminate the 20 year blocked space agreement at the fifth, tenth and fifteenth anniversaries of commencement of DHL Express Network flying and either party may terminate for cause. However, upon such termination at the fifth anniversary, DHL or PACW will be required to assume all six 747-400 freighter head leases for the entire remaining term of each such aircraft lease, each as guaranteed by DP or its creditworthy subsidiary. DHL may also terminate the blocked space agreement for cause and upon certain change-of-control events, in which case DHL may be entitled to liquidated damages from PACW. Under such circumstances, DHL is further entitled to have an affiliate assume any or all of the six 747-400 freighters subleases for the remainder of the ten year term under each such sublease, with PACW liable up to an agreed amount of such lease obligations. In the event of any termination during the ten year sublease term, DHL is required to pay the lease obligations for the remainder of the term and guarantee PACW’s performance under the leases.

In other agreements, DP guaranteed DHL's (and PACW’s) obligations under the various transaction documents. AAWW has agreed to indemnify DHL for and against various obligations of PACW and its affiliates. Until commencement of the DHL Express Network, AAWW and DHL will both provide financial support for the operation of PACW, with DHL maintaining support thereafter.

Item 7.01 Regulation FD Disclosure.

In connection with the transactions described above, AAWW issued a press release, dated June 28, 2007, which is attached hereto as Exhibit 99 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

99 - Atlas Air Worldwide Holdings, Inc. press release, dated June 28, 2007.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Atlas Air Worldwide Holdings, Inc.

July 5, 2007	By:	Michael W. Borkowski

Name: Michael W. Borkowski
Title: Senior Attorney and Assistant Secretary

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Exhibit Index

Exhibit No.	Description

99	Atlas Air Worldwide Holdings, Inc. press release, dated June 28, 2007